UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ARCONIC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact

Patricia Figueroa	Shona Sabnis
(212) 836-2758	(212) 836-2626
Patricia.Figueroa@arconic.com	Shona.Sabnis@arconic.com

Arconic’s Board of Directors Responds

to Elliott’s Continued Misleading Claims

Arconic’s Director Slate Brings More Relevant Skills, Leadership Experience

and Industry Expertise

Vote “FOR” the Company’s Nominees on the NEW WHITE Proxy Card

NEW YORK, May 9, 2017 – The Board of Directors of Arconic (NYSE: ARNC) today issued the below letter to shareholders in response to the latest letter issued by Elliott Management (“Elliott”). Additional information, including the letter to shareholders and supplemental proxy materials, are available at www.arconic.com/annualmeeting.

The Company urges shareholders to vote “FOR” the Company’s new slate of five director nominees and governance proposals on the NEW WHITE proxy card.

The full text of the letter follows:

Dear Fellow Shareholders:

The Arconic 2017 Annual Meeting of Shareholders is fast approaching, and we are writing to ask you to vote for the slate of director candidates nominated by the Arconic Board of Directors by using the NEW WHITE proxy card.

Earlier this week, Elliott Management issued its latest letter in the ongoing proxy contest, which is essentially a compilation of the same misleading claims and unfounded allegations that have characterized its months-long attack on Arconic’s Board and management. Elliott’s most recent letter really boils down to a simple proposition with three elements: Arconic has the wrong strategy, real change is needed, and Elliott’s director nominees offer the best path to real change. Elliott has advocated each of these three elements with disingenuous rhetoric, but each is completely wrong.

We urge shareholders to apply their business judgment and experience in giving Elliott’s assertions a reality check based on the facts and the specific voting decisions that shareholders will make at Arconic’s 2017 Annual Meeting on May 25, 2017.

First Elliot Assertion: “Arconic Has The Wrong Business Strategy”

The Board’s strategic view for Arconic is straightforward: we believe that Arconic will maximize value for shareholders through differentiated innovation and close strategic partnerships with our key customers. Arconic seeks to add value in these partnerships and to get paid appropriately for that value added. We believe this is a higher-return, long-term industrial strategy than the more commoditized, build-to-print strategy that Elliott, its nominees and its CEO candidate have advocated. This type of differentiated, innovation-led strategy is not novel – many of the best U.S. advanced manufacturing companies have generated outstanding shareholder returns through this path. We have concretely illustrated the implications of our strategic view by publishing a three-year financial plan which includes double-digit earnings growth and a substantial increase in returns on capital. Multiple independent research analysts have noted that Arconic’s plan sets ambitious targets.

If achieved, we believe that this plan’s value creation for shareholders will be significant. In recruiting a world-class permanent CEO, our primary focus will be on attracting a leader who agrees that Arconic can create this type of substantial incremental value for shareholders over the next few years and over the long term.

Second Elliott Assertion: “Real Change Is Needed”

To this very misplaced assertion, we answer with the facts: real change – dramatic, constructive, value-creating change – has been underway for some time and will continue under your Board and its director nominees.

Your Board has taken or announced a broad range of actions to position Arconic for success as a new standalone public company, including:

•	Intensive work pre-separation to ensure the timely and successful launch of both Arconic and Alcoa Corp. as separate companies in November 2016.

•	Substantial refreshment of the Board itself (seven of the 11 directors currently serving on the Board have joined within the past 16 months).

•	Initiating a wide range of governance enhancements, including the formation of a Finance Committee, focused on optimizing capital allocation, and the adoption of proxy access.

•	Streamlining our executive compensation program to align it with core metrics (such as RONA, margin improvement and earnings growth) that directly drive improved shareholder value.

Your Board is committed to aggressively driving constructive change that creates shareholder value – both near- and longer-term – and has demonstrated that it has zero interest in sitting still, “entrenching” itself or any other Elliott-asserted clichés that fly in the face of the reality at Arconic.

Third Elliott Assertion: “Elliott Nominees Offer The Best Path to Real Change”

The fact is that both Arconic’s slate and Elliott’s slate consist only of directors who are or will be new to Arconic within the past 16 months. Notwithstanding Elliott’s focus on the past, the only decision being contested at the 2017 Annual Meeting is the vote between Arconic’s director nominees and Elliott’s director nominees. We welcome a detailed review by shareholders of the two slates, because we believe the Arconic slate brings far more relevant skills, leadership experience and global aerospace-industry expertise. Our nominees include:

•	Arconic’s Interim CEO, who previously ran a $15 billion global commercial and military aircraft engine company, and a major Arconic customer.

•	Arconic’s Audit Committee Chair, who previously served as CFO of two different aerospace suppliers, and who was nominated by Elliott in 2016.

•	Arconic’s Cybersecurity Subcommittee Chair, an aerospace engineer and innovation expert who serves as the Board’s cybersecurity expert.

•	The former head of Boeing’s Commercial Airplanes business and, prior to that, leader of Boeing’s Integrated Defense Systems business.

•	The first female four-star general in U.S. Air Force history, who was responsible for procurement for the U.S. Air Force and oversaw a significant restructuring of the Air Force Materiel Command to improve efficiency.

We believe that all of Arconic’s nominees are exceptionally well-qualified and bring the critical skills and experience needed to drive further constructive change at Arconic and value creation for its shareholders.

Without the facts on its side, Elliott has resorted to its well-worn playbook of distortions and diversions. Consider just a few examples of how Elliott’s claims compare to the facts:

Elliott Claim	The Facts
“[T]he Board is involved. But Elliott is committed.” “Elliott’s focus is very much long-term oriented.”	Arconic’s directors have real commitments – in the form of fiduciary duties – to the Company’s shareholders. Elliott, by contrast, has no commitment to Arconic’s other shareholders, and no commitment to the long-term success of the Company. While Elliott is indeed a significant shareholder and has an economic interest in Arconic, it has made no commitment to maintain its shareholding for any period of time. In fact, during settlement negotiations, Elliott insisted on having the unfettered ability to sell its shares at any time, demanding that Arconic file a registration statement to facilitate its sales.

Elliott is engaging in “responsible” and “constructive” activism. Elliott’s proxy contest “is a last resort, not a preferred course.”	Elliott has spent the last 15 weeks running one of the most aggressive campaigns of personal destruction the capital markets have witnessed, seeking to humiliate and destroy Arconic’s former CEO, and now its directors, to win at any cost. And Elliott has twice reneged on settlement agreements and insisted on continuing its proxy contest even after its principal objective (a change in Arconic’s CEO) occurred, and even after the Board made a reasonable proposal to appoint two of Elliott’s director nominees, which Elliott promptly rejected.

Elliott Claim	The Facts

The Board has engaged in a “determined defense for years” of its legacy governance regime.

Arconic, and Alcoa before it, have spent years pursuing governance reforms, including implementing proxy access, enhancing the Company’s executive compensation programs and submitting past proposals to declassify the Board and eliminate supermajority provisions. The reality is that Arconic has been saddled with legacy supermajority voting requirements that limit the Board’s ability to make desirable governance changes.

Moreover, the Board has made clear that it will provide for all directors to be subject to annual elections beginning in 2018, and if the governance proposals are not approved at the 2017 Annual Meeting, Arconic intends to pursue reincorporation as soon as practical. The Board decided not to pursue reincorporation while the separation was pending because it could have seriously jeopardized the timing of the separation (particularly if pro forma financial statements would have been required by the Securities and Exchange Commission). The Board also considered whether it would be feasible to submit a reincorporation proposal at the upcoming annual meeting, but the need for a merger proxy statement could have resulted in a longer SEC review process for Arconic’s proxy materials and therefore substantially impacted its ability to compete with Elliott for shareholder support in the proxy contest.

In any event, none of Arconic’s nominees have been on the Board “for years.” They represent just as much change as Elliott’s nominees.

The “shareholder-friendly corporate governance practices” of Alcoa Corp. provide a basis to criticize Arconic’s governance.	Alcoa Corp., which, like Arconic, launched in November 2016, is incorporated in Delaware and has annual director elections. It was the Alcoa Inc. directors, seven of whom now serve on the Arconic Board, that created these Alcoa Corp. governance features, in keeping with the Board’s commitment to corporate governance best practices. Pat Russo, Arconic’s current interim Chair, was the chair of Alcoa Inc.’s governance and nominating committee and accordingly played a critical role in determining the corporate governance profile of Alcoa Corp.

Elliott Claim	The Facts

Arconic is seeking to limit its next CEO’s “freedom to operate” and will “tie[ ] any new CEO’s hands.”	Arconic has begun the process of selecting a world-class candidate to serve as the new CEO, and the Board is committed to ensuring that Arconic’s next leader has the appropriate authority and role in the Company’s operations, financial planning and business strategy. The Board resisted Elliott’s attempt to impose an “Operations Committee,” consisting of a majority of Elliott’s designated nominees and with a mandate dictated by Elliott, because it could seriously undermine Arconic’s efforts to recruit the best possible CEO. CEO candidates may be unlikely to sign up for micromanagement by a Board committee with an agenda delineated by one shareholder.

“[T]he Board had no credible succession strategy.”

Elliott has manufactured a claim about inadequate succession planning because it cannot attack the appointment of David Hess as Arconic’s highly qualified interim CEO. Mr. Hess has been a stabilizing force during this period of transition.

Moreover, considerable succession-planning efforts were recently required for the separation of Alcoa Inc. into Arconic and Alcoa Corp., which involved the recruitment or promotion of several executive candidates in order to ensure both companies had top-notch, experienced management teams, including an executive ready to lead a large public company, like Alcoa Corp.

The Board has inappropriately “rewarded” the interim Chair with “an immediate eight-fold increase in compensation.”	Elliott’s math is wrong and grossly overstates the interim increase in Ms. Russo’s total director compensation.

Arconic should be criticized for “the returns which have been earned on [its] investments.”	Elliott has focused on historical Alcoa Inc. returns that were impacted by pre-2008 capital commitments in the upstream business combined with the low commodity price environment. In fact, a substantial increase in Return On Net Assets has been achieved in Arconic’s businesses, and Arconic has implemented an exacting capital expenditure approval process with strict growth investment criteria.

“[C]hange is not simply about bringing in new people.”	The Board has brought in new directors and nominees – nine in the last 16 months. But Arconic’s changes have not been only about directors; it has also shed businesses, acquired others, split the company to create two independent firms, made a swift and decisive change in leadership and implemented a revised executive compensation program aligned to value creation specific to Arconic’s business.

Elliott Claim	The Facts

Shareholders should not be concerned about Elliott’s ever-increasing demands at Arconic because it “hasn’t nominated any employee or affiliate” and its nominees “will receive no ongoing compensation from Elliott.”

The Board is charged with acting on behalf of all shareholders, and having one 13% shareholder designate a majority of the Board and direct the selection of the new CEO is not consistent with good governance that serves the best interests of all shareholders.

While its nominees may not be on its payroll, Elliott has failed to mention that it has proposed a CEO candidate who it has agreed to pay approximately $28 million over the course of the next two years.

The Arconic Board has triggered a “poison put” whose “sole plausible purpose is to entrench management and the Board” despite having “the right to unilaterally amend or eliminate the provision at any time it wanted.”

Arconic’s rabbi trust is not a poison put – no liabilities have been created, accelerated or increased as a result of the Board’s determination. And the rabbi trust has nothing to do with entrenchment – its sole purpose is to set aside funds to protect the Company’s pre-existing benefit obligations to its employees and retirees, which are already reflected on Arconic’s balance sheet, from mismanagement following a change in control. In fact, a court recently found “no evidence” that the Arconic rabbi trust was “chilling the votes of any of the shareholders.”

After Elliott launched its proxy contest, management identified the potential change in control trigger in the trust agreement and, promptly after this was brought to the Board’s attention, the Board took action to ensure full disclosure of the trust agreement.

Moreover, Elliott’s claim that Arconic had a clear right to amend the trust agreement at any time is false.

Arconic engaged in “vote-buying” and “fail[ed] to make proper disclosure” of the voting commitment entered into with Oak Hill in August 2016 to “tamper with the shareholder franchise.”

The voting commitment was not “bought” because no additional value was given by Arconic for it. The Oak Hill agreement was not filed because it was not material and contained customary confidentiality restrictions which continue to prohibit public disclosure.

Elliott conveniently fails to mention that it has entered into numerous voting commitments – including as part of Alcoa Inc.’s settlement agreement with Elliott last year.

Most importantly, in the context of the current proxy contest, the Board determined to waive the voting commitment promptly after it became aware of it, in order to enable full participation by every shareholder in the contested election.

Despite Elliott’s best efforts to paint a picture of a company in trouble and a Board in need of change, the image they have created does not bear any semblance to the reality at Arconic. Your Board has initiated a number of changes – both in the Company itself and in its own composition. We have recently completed a successful separation transaction and strong first quarter as an independent company, and a majority of our directors are nearly brand new to the Company. Your Board is unanimous in opposing Elliott’s campaign and believes Elliott’s suggestions are misleading and would jeopardize the value of your investment in Arconic.

We ask that you join us in looking to the future, and vote on the NEW WHITE card for the Board’s recommended nominees, who we believe are the most qualified candidates for election at the 2017 Annual Meeting and who will bring the right kind of change to Arconic.

Unanimously,

The Board of Directors of Arconic Inc.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of end markets and potential share gains; statements and guidance regarding future financial results or operating performance; and statements about Arconic’s strategies, outlook, business and financial prospects. Forward-looking statements are not guarantees of future performance, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including, but not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (i) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2016, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.